Exhibit (d.4)

Exhibit D

Frontier MFG Select Infrastructure Fund

Subadvisory Fee:

100% of the net fee received by the Adviser from the Fund after giving effect to any contractual or voluntary expense cap borne by the Adviser, less an annual flat fee of $200,000 to be retained by the Adviser. In the event the annual net advisory fee is less than $200,000, the Adviser shall retain 100% of the net advisory fee and no Subadvisory Fee shall be payable to the Subadviser.

Organizational Expenses:	All fees and expenses related to the organization of the Fund shall be borne as follows: Subadviser: 100%

Expense Reimbursements:	All expense reimbursements made by the Adviser under the expense cap agreement on behalf of the Fund shall be borne as follows: Subadviser: 100%

Executed as of this 26th day of June, 2018.

FRONTEGRA ASSET MANAGEMENT, INC.

By:	/s/ William D. Forsyth III
Name:	William D. Forsyth III
Title:	President

MAGELLAN ASSET MANAGEMENT LIMITED

By:	/s/ Leo Quintana
Name:	Leo Quintana
Title:	Chief Legal Officer

By:	/s/ Craig Wright
Name:	Craig Wright
Title:	Head of Governance & Advisory